Exhibit 10.23

VIEWSONIC CORPORATION

Long Term Incentive Program, As Amended

Summary of Terms

July 18, 2007

Term	Description
Objectives of the Long Term Incentive Program (the “Incentive Program”)

The objectives of the Incentive Program are to motivate the executive team of ViewSonic Corporation (the “Company”) to achieve key financial metrics and increase stockholder value as well as to enhance employee retention.

Eligible Participants

Employees who are director level and above and who are designated by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) as participants under the Incentive Program (the “Eligible Participants”).

Type of Award	A stock option (the “Performance Award”) to purchase the Company’s common stock under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”).

Timing of Grant	February 2, 2007 (the “Grant Date”).

Number of Shares Subject to the Performance Award

The number of shares subject to each Eligible Participant’s Performance Award shall be based on the Tiers indicated on Exhibit A hereto, into which each Eligible Participant shall be placed at the sole discretion of the Compensation Committee.

On the Grant Date, Eligible Participants were granted the “Maximum Award” set forth on Exhibit A (e.g., for a Tier 1 Eligible Participant, an option to purchase 450,000 shares of common stock would be granted on the Grant Date).

The portion of the Performance Award in which an Eligible Participant could potentially vest based on continued service and, in some cases, if at least 100% of the Performance Targets (as defined below) is achieved is referred to as the “Target Award.”

Except as otherwise provided by the Compensation Committee, the difference between the Target Award and the Maximum Award is the portion of the Performance Award that is subject to vesting based in part on the achievement of Performance Targets and in part on Continuous Service.

Performance Targets	Performance Targets are the achievement of both a revenue target (the “Revenue Target”) and an income target (the “Income Target”) as set by the Compensation Committee

Term	Description

(collectively, the “Performance Targets”), which shall be based on the Company’s financial performance for the fiscal year ending December 31, 2007.

The determination of whether the Performance Targets have been met shall be made by the Compensation Committee, in its sole discretion, after the completion of the Company’s audit for fiscal 2007 (the “Determination Date”).

Vesting of the Performance Award

The Compensation Committee will determine on a Participant by Participant basis the vesting of the Performance Award according to the following criteria:

Time-Based Vesting

To the extent a Performance Award is subject solely to time-based vesting (i.e., generally the Target Award), that portion of the Performance Award will vest as to 33-1/3 on February 2, 2008, 33-1/3 on February 2, 2009 (the “Second Vesting Date”) and 33-1/3 on February 2, 2010 (the “Third Vesting Date”).

Performance-Based Vesting

To the extent that a Performance Award is subject to vesting in part based on the achievement of the Performance Targets (such portion determined by the Compensation Committee and generally equal to the difference between the Maximum Award and the Target Award), the Performance Award shall vest as to 33-1/3 on the Determination Date, and 33-1/3 on each of the Second Vesting Date and the Third Vesting Date.

However, the amount of the Performance Award that is subject to performance-based vesting will be reduced proportionately based on failure to achieve 150% of the Performance Targets, as determined by the Compensation Committee (based on the levels achieved against both the Revenue and Income Targets as reflected on Exhibit B hereto) (the “Eligible Award”).  The amount of the Eligible Award related to the percentage of performance not achieved shall be cancelled and forfeited on the Determination Date.

Continuous Service

The vesting described above is subject to there being no break prior to the relevant date in the Eligible Participant’s “Continuous Service” to the Company as an employee as

Term	Description
such term is defined in the 2004 Plan (“Service”).

Termination of Service

If an Eligible Participant’s Service terminates for any reason (other than death), the Performance Award shall cease vesting, and any unvested portion of such Performance Award shall be cancelled and forfeited in its entirety.

Death of an Eligible Participant

If an Eligible Participant dies, (i) the part of the Performance Award subject to time-based vesting will be deemed vested on a pro-rata basis based on the number of full months since the Grant Date and (ii) the part of the Performance Award subject to performance-based vesting will, to the extent the Performance Targets have been achieved as of the date of termination, be deemed vested on a pro-rata basis based on the number of full months since the Grant Date.

Change in Control

In the event of a Change in Control (as such term is defined under the 2004 Plan), (i) the part of the Performance Award subject to time-based vesting will be deemed vested on a pro-rata basis based on the number of full months since the Grant Date and (ii) if the effective date of the Change in Control occurs after the Determination Date, the part of the Performance Award subject to performance-based vesting will, to the extent the Performance Targets have been achieved as of the date of termination, be deemed vested on a pro-rata basis based on the number of full months since the Grant Date.

Compensation Committee	The Compensation Committee shall be the administrator of the Incentive Program and shall be entitled to the amend the Incentive Program, subject to the limitations set forth in the 2004 Plan.

Non-Binding; Governing Plan

This Summary of Terms is non-binding and is only intended to be summary of the Incentive Program.  It does not constitute an employment contract nor does it represent the grant of a Performance Award or any entitlement thereto. Each individual Performance Award granted by the Compensation Committee shall be governed by the applicable Grant Notice, the Stock Option Agreement and the 2004 Plan.

Exhibit A

Level of Eligible Participant	Target Award	Maximum Award

Tier 1	300,000 shares	450,000 shares

Tier 2	150,000 shares	225,000 shares

Tier 3	100,000 shares	150,000 shares

Director levels	To be determined	To be determined

Exhibit B

Performance Targets

125.0%	131.3%	137.5%	143.8%	150.0%
118.8%	125.0%	131.3%	137.5%	143.8%
112.5%	118.8%	125.0%	131.3%	137.5%
106.3%	112.5%	118.8%	125.0%	131.3%
100.0%	106.3%	112.5%	118.8%	125.0%

Except as otherwise provided by the Compensation Committee (and set forth in the applicable stock option agreement), the Eligible Award is equal to the product of the number of shares subject to the Target Award and the applicable percentage of performance, less the number of shares subject to the Target Award.